Exhibit 99.1

                             SEL-LEB MARKETING, INC.
                         ANNOUNCES THE EXPIRATION OF ITS
                       LOAN AGREEMENTS WITH MERRILL LYNCH

PATERSON, NEW JERSEY, OCTOBER 15, 2003...Sel-Leb Marketing, Inc. announced today that its loan agreements with its primary lender, Merrill Lynch Business Financial Services Inc. ("Merrill Lunch"), have terminated. As previously announced, the Company has been in default under its Merrill Lynch loans. Merrill Lynch is entitled to exercise all remedies available to it as a secured lender.

The Company is in discussions with Merrill Lynch for an extension of its loan agreements. There can be no assurance that Merrill Lynch would extend the maturity of its loans to the Company, and there can be no assurance Merrill Lynch will not pursue actions as a result of the Company's default.

Any inability to extend the Merrill Lynch loans or obtain adequate alternative financing would have a material adverse effect on the Company, including possibly requiring the Company to significantly curtail or cease its operations.

Sel-Leb is a company primarily engaged in the distribution and marketing of consumer products through mass merchandisers, discount chain stores and food, drug and electronic retailers. The Company's business also includes marketing and selling products to be promoted by celebrity spokespersons and sold to mass merchandise retailers.

The statements which are not historical facts contained herein are forward-looking statements that relate to plans for future activities. Such forward-looking information involves important risks and uncertainties that could significantly affect results in the future, including but not limited to general trends in the retail industry (both general as well as electronic outlets), the ability of the Company to cure any defaults under its financing arrangements and to maintain its financing arrangements (or to obtain satisfactory alternative financing) on favorable terms, or at all, the ability of the Company to successfully implement any future expansion plans, consumer acceptance of any products developed and sold by the Company, the ability of the Company to continue to develop its "celebrity" product business, the ability of the Company to sell its specially purchased merchandise at favorable prices, on a timely basis or at all, the ability of the Company to adequately source products that it sells to its customers, pending or unanticipated litigation, claims or assessments, the delisting from the Nasdaq SmallCap Marketing May 2003 and the future trading market, if any, for the Company's securities, and other risks detailed in the Company's filings with the Securities and Exchange Commission.

Contact:  Jorge Lazaro, CFO. (973) 225-9880.